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                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES
THIRD-QUARTER EARNINGS


Madison Heights, MI. October 21, 2005 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, announced net income for the third quarter of 2005 was $1,046,000, or $.35 per average outstanding share, compared to $1,216,000, or $.40 per average outstanding share in the third quarter of 2004.

Earnings to date for the year 2005 totaled $3,215,000 or $1.06 per average outstanding share, compared to $3,033,000 or $1.00 per average outstanding share in 2004.

Total assets as of September 30, 2005 were $497,413,000 compared to $443,268,000 on September 30, 2004. The lending portfolio totaled $350,763,000 as of September 30, 2005 compared to $339,354,000 at September 30, 2004. Deposits totaled $426,296,000 on September 30, 2005 compared to $393,382,000 at the same time 2004, representing an 8% increase in total deposits.

Peoples State Bank, a community bank founded in 1909, is the primary subsidiary of PSB Group, Inc. The bank currently serves southeastern Michigan with 12 offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900





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